Exhibit 99.1

Introductory Note

As previously announced, on July 16, 2014, AmSurg Corp., a Tennessee corporation (the “AmSurg”), completed its acquisition (the “Merger”) of Sunbeam Holdings, L.P. and its subsidiaries, pursuant to the Purchase Agreement and Plan of Merger (the “Merger Agreement”), dated May 29, 2014, as amended, by and between the Company, Arizona Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of the Company, Arizona II Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of the Company, Sunbeam GP Holdings, LLC, a Delaware limited liability company, solely for purposes of Article V and Section 2.8 and solely in its capacity as the sole holder of membership interests in the General Partner (“Seller”), Sunbeam GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Sunbeam Holdings, L.P., a Delaware limited partnership (the “Partnership”), Sunbeam Primary Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Partnership, and HFCP VI Securityholders’ Rep LLC, a Delaware limited liability company, solely in its capacity as agent and attorney-in-fact for Seller and the unitholders of the Partnership (the “Unitholders”). The Partnership was an indirect parent company of Sheridan Healthcare, Inc.

AmSurg paid the Seller and the Unitholders aggregate consideration of $2.35 billion, less proceeds used to retire certain Partnership indebtedness, adjusted for closing adjustments (the “Merger Consideration”).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statements of earnings (the “Pro Forma Statements of Earnings”) for the six months ended June 30, 2014 and 2013 and for the year ended December 31, 2013 combine the historical consolidated statements of earnings of AmSurg and the Partnership and its subsidiaries, whose wholly-owned subsidiaries include Sunbeam Primary Holdings, Inc. and Sheridan Holdings, Inc. (collectively “Sheridan”). The Pro Forma Statements of Earnings give effect to the Merger as if it had been completed on January 1, 2013, the beginning of the earliest period presented. The accompanying unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) as of June 30, 2014 combines the historical consolidated balance sheets of AmSurg and Sheridan, giving effect to the Merger as if it had been completed on June 30, 2014.

The accompanying unaudited pro forma condensed combined financial statements (the “Statements”) and related notes were prepared using the acquisition method of accounting with AmSurg considered the acquirer of Sheridan. Accordingly, the Merger Consideration has been allocated to the assets and liabilities of Sheridan based upon their estimated fair values. The pro forma adjustments for the Merger do not include all of the adjustments to the Merger Consideration that may occur pursuant to the Merger Agreement and any such adjustments may be material. Any amount of the Merger Consideration that is in excess of the estimated fair values of assets acquired and liabilities assumed will be recorded as goodwill in AmSurg’s balance sheet after the completion of the Merger. As of the date of hereof, AmSurg has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Sheridan assets to be acquired and the liabilities to be assumed and the related allocation of the Merger Consideration, nor has it identified all adjustments necessary to conform Sheridan’s accounting policies to AmSurg’s accounting policies. A final determination of the fair value of Sheridan’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Sheridan that existed as of the date of completion of the Merger. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of earnings until the Merger Consideration allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary Merger Consideration allocation included in the accompanying Statements. The preliminary Merger Consideration allocation was based on AmSurg’s historical experience and AmSurg’s due diligence review of Sheridan’s business. Accordingly, the accompanying unaudited pro forma Merger Consideration allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma Merger Consideration allocation has been made solely for the purpose of preparing the accompanying Statements.

The Statements do not include any adjustment for liabilities or related costs that may result from integration activities, since management is in the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance and costs associated with other integration activities. The Statements also do not include any adjustment for recent acquisitions made by AmSurg or Sheridan.

We anticipate that the Merger will result in significant annual synergies that would be unachievable without completing the Merger. No assurance can be made that we will be able to achieve these synergies and any such synergies have not been reflected in these Statements.

The Pro Forma Statements of Earnings do not include any material nonrecurring charges that might arise as a result of the Merger. The Pro Forma Balance Sheet only includes adjustments for transaction-related costs that are factually supportable.

The accompanying Statements and related notes are being provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated balance sheet of AmSurg would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of AmSurg’s future consolidated results of operations or consolidated financial position. The Statements do not reflect synergies expected as a result of the Merger, nor do they reflect the full impact of acquisitions that occurred during the periods presented. The Statements are based upon currently available information and estimates and assumptions that AmSurg management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

The accompanying Statements have been developed from and should be read in conjunction with the audited annual and unaudited interim consolidated financial statements and related notes of AmSurg and Sheridan filed with the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the six months ended June 30, 2014

(In thousands, except earnings per share data)

	Historical	Historical			Pro Forma
	AmSurg	Sheridan	Adjustments		Combined
Revenues	$544,212	$542,292	$—		$1,086,504
Provision for uncollectibles	—	(25,192)	—		(25,192)

Net revenues	544,212	517,100	—		1,061,312
Operating expenses:
Salaries and benefits	168,060	365,196	—		533,256
Supply cost	80,003	—	2,729	(b)	82,732
Other operating expenses	115,600	82,927	(2,729	) (b)	193,981
			(1,817	) (b)
Depreciation and amortization	16,924	20,004	12,948	(g)	49,876

Total operating expenses	380,587	468,127	11,131		859,845
Gain (loss) on deconsolidation	3,411	—	(1,817	) (b)	1,594
Equity in earnings of unconsolidated affiliates	1,303	1,685	—		2,988

Operating income	168,339	50,658	(12,948)		206,049
Interest expense, net	13,857	38,308	7,386	(h)	59,551
Other income, net	—	(42)	—		(42)

Earnings from continuing operations before income taxes	154,482	12,392	(20,334)		146,540
Income tax expense	25,978	4,804	(8,154	) (i)	22,628

Net earnings from continuing operations before noncontrolling interests	128,504	7,588	(12,180)		123,912
Less net earnings from continuing operations attributable to noncontrolling interests	92,046	1,338	—		93,384

Net earnings from continuing operations	$36,458	$6,250	$(12,180)		$30,528

Earnings per share from continuing operations attributable to AmSurg Corp. common shareholders:
Basic	$1.15				$0.55	(l)
Diluted	$1.13				$0.55	(m)

Weighted average number of shares and share equivalents outstanding:
Basic	31,770		15,489	(j)	47,259
Diluted	32,177		15,489	(j)	47,666

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the six months ended June 30, 2013

(In thousands, except earnings per share data)

	Historical	Historical			Pro Forma
	AmSurg	Sheridan	Adjustments		Combined
Revenues	$525,291	$469,663	$—		$994,954
Provision for uncollectibles	—	(26,512)	—		(26,512)

Net revenues	525,291	443,151	—		968,442
Operating expenses:
Salaries and benefits	162,043	317,436	—		479,479
Supply cost	76,202	—	2,784	(b)	78,986
Other operating expenses	106,652	61,505	(2,784	) (b)	165,373
Depreciation and amortization	16,133	17,694	12,948	(g)	46,775

Total operating expenses	361,030	396,635	12,948		770,613
Gain on deconsolidation	2,237	—	—		2,237
Equity in earnings of unconsolidated affiliates	1,098	—	—		1,098

Operating income	167,596	46,516	(12,948)		201,164
Interest expense, net	15,054	23,748	20,840	(h)	59,642
Loss on extinguishment of debt	—	4,390	—		4,390
Other expense, net	—	1	—		1

Earnings from continuing operations before income taxes	152,542	18,377	(33,788)		137,131
Income tax expense	24,979	9,655	(13,549	) (i)	21,085

Net earnings from continuing operations before noncontrolling interests	127,563	8,722	(20,239)		116,046
Less net earnings from continuing operations attributable to noncontrolling interests	91,396	1,773	—		93,169

Net earnings from continuing operations	$36,167	$6,949	$(20,239)		$22,877

Earnings per share from continuing operations attributable to AmSurg Corp. common shareholders:

Basic	$1.16				$0.39	(l)
Diluted	$1.13				$0.39	(m)

Weighted average number of shares and share equivalents outstanding:
Basic	31,213		15,489	(j)	46,702
Diluted	31,872		15,489	(j)	47,361

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the year ended December 31, 2013

(In thousands, except earnings per share data)

	Historical	Historical			Pro Forma
	AmSurg	Sheridan	Adjustments		Combined
Revenues	$1,079,343	$976,934	$—		$2,056,277
Provision for uncollectibles	—	(57,691)	—		(57,691)

Net Revenues	1,079,343	919,243	—		1,998,586
Operating expenses:
Salaries and benefits	333,190	654,941	—		988,131
Supply cost	157,771	—	5,344	(b)	163,115
Other operating expenses	222,677	135,041	(5,344	) (b)	352,374
Depreciation and amortization	33,028	35,551	25,896	(g)	94,475

Total operating expenses	746,666	825,533	25,896		1,598,095
Gain on deconsolidation	2,237	—	—		2,237
Equity in earnings of unconsolidated affiliates	3,151	—	—		3,151

Operating income	338,065	93,710	(25,896)		405,879
Interest expense, net	29,538	47,818	41,941	(h)	119,297
Loss on extinguishment of debt	—	11,018	—		11,018
Other expense, net	—	41	—		41

Earnings from continuing operations before income taxes	308,527	34,833	(67,837)		275,523
Income tax expense	49,754	18,300	(27,203	) (i)	40,851

Net earnings from continuing operations before noncontrolling interests	258,773	16,533	(40,634)		234,672
Less net earnings from continuing operations attributable to noncontrolling interests	186,120	2,789	—		188,909

Net earnings from continuing operations	$72,653	$13,744	$(40,634)		$45,763

Earnings per share from continuing operations attributable to AmSurg Corp. common shareholders:
Basic	$2.32				$0.78	(l)
Diluted	$2.27				$0.77	(m)

Weighted average number of shares and share equivalents outstanding:
Basic	31,338		15,489	(j)	46,827
Diluted	31,954		15,489	(j)	47,443

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2014

(In thousands)

	Historical	Historical			Pro Forma
	AmSurg	Sheridan	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$44,911	$98,608	$(98,608	) (a)	$95,500
			(2,198,609	) (a)
			2,655,038	(c)
			(405,840	) (c)
Restricted cash and marketable securities	—	28,030	—		28,030
Accounts receivable, net	110,538	131,121	—		241,659
Supplies inventory	18,808	—	929	(b)	19,737
Deferred income taxes	3,386	10,428	—		13,814
Prepaid and other current assets	34,658	36,485	(929	) (b)	94,523
			24,309	(e)

Total current assets	212,301	304,672	(23,710)		493,263
Property and equipment, net	168,839	29,537	—		198,376
Goodwill	1,794,493	903,121	(903,121	) (a)	3,364,054
			1,569,561	(a)
Intangible assets, net	20,829	531,840	(531,840	) (a)	1,214,007
			1,141,569	(a)
			51,609	(f)
Investments in unconsolidated affiliates and other	26,546	49,112	(19,266	) (f)	56,392

Total assets	$2,223,008	$1,818,282	$1,284,802		$5,326,092

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$20,208	$8,270	$(8,270	) (a)	$18,194
			(10,714	) (d)
			8,700	(c)
Accounts payable	26,353	954	—		27,307
Accrued salaries and benefits	29,849	71,196	—		101,045
Other accrued liabilities	9,771	45,589	—		55,360

Total current liabilities	86,181	126,009	(10,284)		201,906
Long-term debt	556,793	1,201,001	(1,201,001	) (a)	2,233,021
			(285,072	) (d)
			1,961,300	(c)
Deferred income taxes	194,181	170,557	229,224	(a)	593,962
Other long-term liabilities	25,695	62,929	(2,817	) (a)	85,807
Noncontrolling interests - redeemable	177,063	—	—		177,063
Equity:
Mandatory convertible preferred shares	—	—	167,025	(k)	167,025
Common stock, no par value, 70,000 shares authorized	189,822	—	693,619	(j)	883,441
Members’ equity	—	230,881	(230,881	) (a)	—
Retained earnings	614,480	—	(36,311	) (e)	578,169

Total AmSurg Corp. equity	804,302	230,881	593,452		1,628,635
Noncontrolling interests - non-redeemable	378,793	26,905	—		405,698

Total equity	1,183,095	257,786	593,452		2,034,333

Total liabilities and equity	$2,223,008	$1,818,282	$1,284,802		$5,326,092

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Note 1.	Description of the Transaction

On July 16, 2014, AmSurg completed its acquisition of Sheridan. The Partnership was an indirect parent company of Sheridan Healthcare, Inc.

In addition, AmSurg has entered into a new senior secured credit facility comprised of an $870 million term loan and a $300 million revolving credit facility (the “New Term Loan Facility”) and completed its private offering of $1.1 billion aggregate principal amount of 5.625% senior unsecured notes due 2022 (the “Notes”). The net proceeds from the New Term Loan Facility and the Notes offering, together with AmSurg’s recently completed registered public offerings of common stock and 5.25% Mandatory Convertible Preferred Stock (the “Preferred Stock”), and cash on hand, were used to finance the cash consideration. Additionally, we issued approximately $272.0 million of our common stock, based upon the closing price of our common stock of $47.61 per share on July 16, 2014, to the Unitholders. The Preferred Stock will pay dividends quarterly and will convert into shares of our common stock on the third anniversary of the date of its issuance.

Note 2.	Basis of Pro Forma Presentation

These Statements have been derived from the historical condensed consolidated financial statements of AmSurg and Sheridan that are filed with the SEC. Certain financial statement line items included in Sheridan’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in our historical presentation. For the Pro Forma Statements of Earnings, Sheridan’s other practice expenses and general and administrative expense line items have been combined into other operating expenses to conform to our presentation. Additionally, for the Pro Forma Statements of Earnings, Sheridan’s net income (loss) from unconsolidated joint ventures line item has been moved to be included in operating income to conform to our presentation. The reclassification of these items had no impact on the historical earnings from continuing operations, total assets, total liabilities, or shareholders’ equity reported by AmSurg or Sheridan, respectively.

The Merger is reflected in the Statements as an acquisition of Sheridan by AmSurg using the acquisition method of accounting, in accordance with business combination accounting guidance under GAAP. Under these accounting standards, the total estimated Merger Consideration will be calculated as described in Note 3 to these Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, we have applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The final Merger Consideration allocation is not complete and may differ materially from that presented herein.

Note 3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Pro forma adjustments are necessary to reflect the estimated Merger Consideration, to adjust amounts related to Sheridan’s assets and liabilities to a preliminary estimate of their fair values, to reflect financing transactions associated with the Merger, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to tangible and intangible assets, to reflect other transactions directly related to the Merger, and to reflect the income tax effects related to the pro forma adjustments. There were no inter-company transactions between AmSurg and Sheridan. Certain pro forma adjustments were required to conform Sheridan’s accounting policies and presentation to our accounting policies and presentation.

The accompanying Statements have been prepared as if the Merger was completed on June 30, 2014 for balance sheet purposes and January 1, 2013 for statement of earnings purposes, and reflect the following adjustments:

a)	Records the estimated Merger Consideration of proposed Merger and elimination of Sheridan’s equity.

The estimated Merger Consideration was $2.35 billion which was funded through a combination of cash and our stock. In addition, we paid an amount equal to Sheridan’s cash and cash equivalents on hand at the date of the Closing. These Statements present the delivery of $2.199 billion in cash and $272.0 million in common stock that was funded at the date of Closing.

The allocation of the estimated Merger Consideration to the fair values of assets to be acquired and liabilities to be assumed in the Merger includes unaudited pro forma adjustments to reflect the estimated fair values of Sheridan’s assets and liabilities at the date of Closing. The preliminary allocation of the Merger Consideration is as follows (in millions):

Current assets	$304.7
Property and equipment (1)	29.5
Goodwill	1,569.5
Amortizable intangible assets	1,005.5
Indefinite-lived intangible assets	136.1
Other long-term assets	29.8
Current liabilities	(117.7)
Deferred income taxes (2)	(399.8)
Other long-term liabilities (3)	(60.1)
Noncontrolling interests in consolidated subsidiaries	(26.9)

Total consideration (4)	$2,470.6

(1)	We believe that the carrying value of property and equipment approximates fair value. Additionally, we reviewed Sheridan’s policies regarding its useful lives and determined that those policies were reasonable. Therefore, no adjustments have been made to historical depreciation.
(2)	Amount includes the addition of approximately $229.2 million of deferred tax liabilities related to amortizable intangible assets acquired which are not expected to be deductible for tax purposes.
(3)	Amount includes the elimination of $2.8 million of deferred rent credits.
(4)	This amount differs from the cash payment made to Unitholders due to the additional shares issued to the Unitholders, in accordance with the Merger Agreement, with a fair value estimating $272.0 million.

The preliminary Merger Consideration allocation for Sheridan is subject to revision as more detailed analysis is completed and additional information on the fair values of Sheridan’s assets and liabilities become available. Any change in the fair value of the assets and liabilities of Sheridan will change the amount of the Merger Consideration allocable to goodwill. The final Merger Consideration allocation may differ materially from the allocation presented above.

We have made preliminary allocation estimates based on currently available information and will not have sufficient information to make final allocations until an independent valuation work is complete. The final determination of the Merger Consideration allocation is anticipated to be completed as soon as practicable.

We anticipate that the valuations of the acquired assets and liabilities will include, but not be limited to, fixed assets, customer relationships with hospitals, noncompete agreements and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final amounts allocated to assets acquired and liabilities assumed in the Merger could differ materially from the preliminary amounts presented in these Statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Merger from those preliminary valuations presented in these Statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Merger. In addition, if the value of the acquired assets is higher than the preliminary estimate, it may result in higher amortization and depreciation expense than is presented in these Statements.

b)	Adjusts the historical presentation of Sheridan’s financial statements to conform to our presentation.

c)	Reflects the incurrence of approximately $1.970 billion of debt (of which $8.7 million is current), net proceeds of the common stock offering of approximately $421.6 million and net proceeds of the Preferred Stock offering of approximately $167.0 million to fund the Merger and repay certain of our existing debt and fund debt issuance costs. A detailed estimate of the sources and uses of cash associated with the Merger are as follows (in thousands):

Sources:
New Term Loan Facility (net of original issue discount of $2,175)	$867,825
Notes due 2022	1,100,000
Common Stock Offering, net of applicable discounts, commissions and expenses	421,580
Preferred Stock Offering, net of applicable discounts, commissions and expenses	167,025
Cash on hand at closing	98,608

Total Sources	$2,655,038

Uses:
Cash payments to Unitholders:
Merger Consideration (1)	$(2,198,609)

Cash payments related to refinancing and debt repayments:
Existing senior secured revolving credit facility	$(231,500)
Senior secured notes due 2020	(64,286)
Termination fee related to the senior secured notes due 2020	(12,314)
Other estimated transaction fees	(43,672)
Financing fees (2)	(54,068)

(405,840)
Working capital (3)	(50,589)

Total Uses	$(2,655,038)

(1)	This amount differs from the total Merger Consideration due to the additional shares issued to the Unitholders with a fair value estimating $272.0 million as defined in the Merger Agreement. In addition, amount includes a payment of $98.6 million to acquire Sheridan’s cash and cash equivalents on hand.
(2)	Financing fees will be capitalized as deferred loan costs and amortized accordingly.
(3)	Amount reflects working capital generated as part of the Merger.

d)	Records debt payoff and termination of our existing senior secured revolving credit facility and our senior secured notes due 2020 as follows (in thousands):

	Current	Long-term	Total
Existing revolving credit facility	$—	$231,500	$231,500
Senior secured notes due 2020	10,714	53,572	64,286

	$10,714	$285,072	$295,786

e)	Records estimated transaction fees paid to third parties related to the Merger, including related income tax effects as follows (in thousands):

Termination fee related to the senior secured notes due 2020	$12,314
Other estimated transaction fees	43,672
Disposal of deferred financing fees related to the existing senior secured revolving credit facility and senior secured notes due 2020	4,634

60,620
Expected tax benefit	(24,309)

Estimated impact on retained earnings at June 30, 2014	$36,311

f)	Reflects the recording of debt issuance costs of $56.2 million incurred as a result of our New Term Loan Facility and the Notes, the write-off of debt issuance costs of $4.6 million related to the senior secured notes due 2020, and $19.3 million of debt issue costs related to debt retired by AmSurg and Sheridan, respectively, as a result of the Merger. Such amounts for our debt will be reflected in the results of operations as a loss from early extinguishment of debt.

g)	To record additional amortization expense of identifiable intangible assets related to the estimated fair value of such identifiable intangible assets held by Sheridan at the time of the Merger. Intangible assets will principally relate to noncompete agreements and customer relationships with hospitals and are expected to have a useful life of approximately three to 25 years.

h)	To record estimated interest expense based upon the debt structure as follows (in thousands):

	Six months ended June 30,		Year ended
	2014	2013	December 31, 2013
Financing Transactions	47,813	47,813	95,625
Existing 2020 Notes	7,032	7,032	14,063
Deferred loan costs	4,218	4,218	8,436
Capitalized leases and other debt, net of interest income	488	579	1,173

Total estimated interest costs	59,551	59,642	119,297

Less: Historical interest expense, net
AmSurg	(13,857)	(15,054)	(29,538)
Sheridan	(38,308)	(23,748)	(47,818)

Net interest expense adjustment	7,386	20,840	41,941

As of the date of hereof, the interest rate for the New Term Loan Facility is currently 3.750% and the interest rate for the our revolving credit facility of up to $250.0 million is 3.20% (which has not been drawn upon as part of these statements). A fluctuation in our variable interest rates of 0.125% would have no impact on interest expense as calculated in the pro forma adjustment.

i)	To record the income tax effects of the Pro Forma Statements of Earnings adjustments using a combined statutory and federal rate of 40.1%.
j)	To record the issuance of approximately 15.5 million shares of our common stock in the common stock offering and as part of the Merger Consideration to the Unitholders as described in Note 1. We issued 9.775 million common shares in the common stock offering, resulting in net proceeds of approximately $421.6 million. Additionally, in accordance with the Merger Agreement, we issued approximately 5.7 million common shares, having an approximate fair value of $272.0 million, to the Unitholders, as previously described in Note 1.
(k)	To record the issuance of 1.725 million shares of the Preferred Stock of which dividends will be paid quarterly at 5.25% and mandatorily converts to common shares after three years from the date of issuance.
(l)	For purposes of calculating basic earnings per share, estimated dividends are subtracted from net earnings to arrive at net earnings available to common shareholders. Estimated dividends for the year ended December 31, 2013 was $9.1 million and for each of the six months ended June 30, 2014 and 2013 was $4.5 million, respectively.
(m)	Diluted earnings per share was calculated under the if-converted method which assumes conversion of the Preferred Stock if the effect of such is dilutive.